Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Employees’ Thrift Plan of Indianapolis Power & Light Company and to the incorporation by reference therein of our report dated June 24, 2011, with respect to the financial statements and schedule of the Employees’ Thrift Plan of Indianapolis Power & Light Company included in its Annual Report (Form 11-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Indianapolis, IN
February 24, 2012